Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Announces Financial Results for the Second Quarter and Six Months Ended June 30, 2011

LEXINGTON, MA (July 26, 2011) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia, today reported unaudited consolidated financial results for the second quarter ended June 30, 2011.

Business Update

•      Total revenues for the second quarter ended June 30, 2011 were $15.4 million, of which $12.8 million were net product revenues from Feraheme® (ferumoxytol) Injection for Intravenous (IV) use.

•      Total Feraheme provider demand(1) and launch incentive program utilization for the second quarter increased 24% from the first quarter of 2011 to approximately 25,000 grams, nearly all of which was for use in the non-dialysis chronic kidney disease (CKD) setting.

•      On July 19, the Company entered into a definitive merger agreement with Allos Therapeutics, Inc. Under the terms of the transaction, Allos stockholders will receive 0.1282 shares of AMAG common stock for each share of Allos common stock they own.  The transaction is subject to shareholder approval and other customary closing conditions.

“We are pleased with the significant increase in Feraheme provider demand as compared to the first quarter of 2011,” commented Brian J.G. Pereira, MD, President and Chief Executive Officer of AMAG Pharmaceuticals, Inc. “With the positive momentum building for Feraheme, it is the appropriate time to leverage our selling, general and administrative expenses to support an additional product. We believe that the addition of FOLOTYN® to our product portfolio will enable us to gain valuable synergies and create additional shareholder value.”

Second Quarter 2011 Financial Results (unaudited)

As of June 30, 2011, the Company’s cash, cash equivalents and investments totaled approximately $264 million.

Total revenues for the quarter ended June 30, 2011 were $15.4 million compared to $18.8 million for the same period in 2010.  The change in total revenues in the 2011 period is due to lower expected provider demand from the dialysis segment principally due to the implementation of the Medicare prospective payment system, offset, in part, by increased demand from non-dialysis CKD sites of care.

Total operating costs and expenses for the quarter ended June 30, 2011 were $35.6 million compared to $40.7 million for the same period in 2010.  The decrease in total operating costs and expenses in the 2011 period is primarily due to decreased selling, general and administrative expenses associated with the commercialization of Feraheme, partially offset by increased research and development costs associated with the Company’s global iron deficiency anemia (IDA) registrational program.

The Company reported a net loss of $19.6 million, or a loss of $0.92 per basic and diluted share, for the quarter ended June 30, 2011 compared to a net loss of $21.3 million, or a loss of $1.01 per basic and diluted share, for the same period in 2010.

For the six months ended June 30, 2011, the Company reported total revenues of $28.8 million, as compared to revenues of $32.1 million for the same period in 2010.  The change in total revenues in 2011 versus the comparable 2010 period was primarily due to expected lower provider demand from the dialysis segment due to the implementation of the Medicare prospective payment system, offset, in part, by increased demand from non-dialysis sites of care.

Total operating costs and expenses for the six months ended June 30, 2011 were $71.8 million, as compared to $77.5 million for the same period in 2010.  The decrease in total operating costs and expenses in the 2011 period is primarily due to decreased selling, general and administrative expenses associated with the commercialization of Feraheme, partially offset by increased research and development costs associated with the Company’s global iron deficiency anemia (IDA) registrational program.  Net loss for the six months ended June 30, 2011 was $41.9 million or a loss of $1.98 per basic and diluted share as compared to a net loss of $44.4 million, or a loss of $2.16 per basic and diluted share for the same period in 2010.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 4:30 p.m. ET to discuss the Company’s financial results, commercial progress, development programs, and recent announcement of the execution of a definitive merger agreement with Allos Therapeutics, Inc.

To access the conference call via telephone, dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay of the conference call will be available from approximately 7:30 p.m. ET on July 26 until midnight July 28.  To access the replay, dial (855) 859-2056 from the United States or (404) 537-3406 for international access.

A live webcast of the conference call and accompanying slides will be accessible through the Investors section of the Company’s website at www.amagpharma.com beginning at 4:30 p.m. ET.  Following the conference call, the webcast replay will be available at approximately 7:30 p.m. ET and will be archived on the AMAG Pharmaceuticals, Inc. website until midnight August 26, 2011.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Product sales, net	$13,081	$16,226	$24,103	$29,521
License fee, collaboration and royalty revenues	2,321	2,601	4,684	2,612
Total revenues	15,402	18,827	28,787	32,133

Operating costs and expenses (1):

Cost of product sales	2,082	1,884	5,123	2,894
Research and development expenses	16,695	14,784	30,261	27,152
Selling, general and administrative expenses	16,826	24,004	36,460	47,460
Total operating costs and expenses	35,603	40,672	71,844	77,506

Operating Loss	(20,201)	(21,845)	(43,057)	(45,373)

Interest and dividend income, net	452	404	1,012	875
Other (expense) income	(209)	6	(208)	10
Net loss before income taxes	(19,958)	(21,435)	(42,253)	(44,488)
Income tax benefit	396	111	396	111
Net loss	$(19,562)	$(21,324)	$(41,857)	$(44,377)

Net loss per share - basic and diluted:	$(0.92)	$(1.01)	$(1.98)	$(2.16)

Weighted average shares outstanding used to compute net loss per share:

Basic and diluted	21,167	21,017	21,156	20,504

(1) Stock based compensation included in operating costs and expenses
Cost of product sales	$157	$125	$352	$200
Research and development	639	1,333	1,281	2,538
Selling, general and administrative	1,825	3,477	5,463	6,498

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	June 30, 2011	December 31, 2010

Cash and cash equivalents	$79,956	$112,646
Short-term investments	159,237	147,619
Accounts receivable, net	4,813	5,785
Inventories	15,126	16,344
Receivable from collaboration	871	441
Other current assets	5,567	7,949
Total current assets	265,570	290,784

Net property, plant & equipment	10,130	11,235
Long-term investments	25,079	33,597
Other assets	460	460

Total assets	$301,239	$336,076

Accounts payable	$2,549	$4,553
Accrued expenses and other short-term liabilities	29,467	25,555
Deferred revenues	6,346	6,603
Total current liabilities	38,362	36,711

Deferred revenues	48,244	51,292
Other long-term liabilities	2,615	2,787
Total long-term liabilities	50,859	54,079

Total stockholders’ equity	212,018	245,286

Total liabilities and stockholders’ equity	$301,239	$336,076

About Feraheme

In the United States, Feraheme® (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter. For additional product information, please visit www.feraheme.com.

The important safety information below is based on the United States prescribing information.

Important Safety Information About Feraheme

Indication and contraindications

Feraheme is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components.

Warnings and precautions

Serious hypersensitivity reactions, including anaphylactic-type reactions, some of which have been life-threatening and fatal, have been reported in patients receiving Feraheme.  Observe patients for signs and symptoms of hypersensitivity during and after Feraheme administration for at least 30 minutes and until clinically stable following completion of each administration.  Only administer the drug when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions. Anaphylactic type reactions, presenting with cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, and unresponsiveness have been reported in the post-marketing experience. In clinical studies, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Other adverse reactions potentially associated with hypersensitivity (e.g., pruritus, rash, urticaria or wheezing) were reported in 3.7% (63/1,726) of subjects. Severe adverse reactions of clinically significant hypotension have been reported in the post-marketing experience. In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects, including three patients with serious hypotensive reactions. Monitor for signs and symptoms of hypotension following each Feraheme injection. Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy, noting that lab assays may overestimate serum iron and transferrin bound iron values in the 24 hours following administration of Feraheme. As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

Adverse reactions

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients reported in > 2% of chronic kidney disease patients were diarrhea (4.0% vs. 8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1%

vs. 5.7%) and peripheral edema (2.0% vs. 3.2%). In clinical trials, adverse reactions leading to treatment discontinuation and occurring in 2 or more Feraheme treated patients included hypotension, infusion site swelling, increased serum ferritin level, chest pain, diarrhea, dizziness, ecchymosis, pruritus, chronic renal failure, and urticaria.

Post-marketing safety experience

The following adverse reactions have been identified during post-approval use of Feraheme. Because these reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

The following serious adverse reactions have been reported from the post-marketing spontaneous reports with Feraheme: life-threatening anaphylactic-type reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness, loss of consciousness, tachycardia/rhythm abnormalities, angioedema, ischemic myocardial events, congestive heart failure, pulse absent, and cyanosis. These adverse reactions have occurred up to 30 minutes after the administration of Feraheme injection. Reactions have occurred following the first dose or subsequent doses of Feraheme.

For full prescribing information, please visit www.feraheme.com.

Additional Information and Where You Can Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger between AMAG and Allos will be submitted to the respective stockholders of AMAG and Allos for their consideration.

AMAG will file a Registration Statement on Form S-4 containing a joint proxy statement/prospectus of Allos and AMAG and other documents concerning the proposed acquisition with the Securities and Exchange Commission (the “SEC”).  Investors are urged to read the joint proxy statement/prospectus when it becomes available and other relevant documents filed with the SEC because they will contain important information.  Security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by Allos and AMAG with the SEC at the SEC’s website at www.sec.gov.  The joint proxy statement/prospectus and other documents may also be obtained for free by contacting Allos’ Investor Relations by e-mail at investorrelations@allos.com, by telephone at (303) 426-6262 or by mail at Investor Relations, Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, CO 80020 or by contacting AMAG’s Investor Relations by e-mail at cmiceli@amagpharma.com, by telephone at (617) 498-3361 or by mail at Investor Relations, AMAG Pharmaceuticals, Inc., 100 Hayden Avenue, Lexington, MA 02421.

Allos, AMAG, certain of their respective directors, executive officers, members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed merger.  Information regarding Allos’ directors and executive officers and their beneficial ownership of Allos’ common stock is also set forth in Allos’ annual proxy statement on Schedule 14A filed with the SEC on April 29, 2011. This document is available free of charge at the SEC’s website at www.sec.gov or by going to Allos’ Investors page on its corporate website at www.allos.com.  Information concerning AMAG’s directors and executive officers and their beneficial ownership of AMAG’s common stock is set forth in AMAG’s annual proxy statement on Schedule 14A filed with the SEC on April 18, 2011.  This document is available free of charge at the SEC’s website at www.sec.gov or by going to AMAG’s Investors page on its corporate website at www.amagpharma.com.  Additional information regarding the persons who may, under the rules of the SEC, be deemed “participants” in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, which may differ from the interests of Allos’ investors or AMAG’s investors generally, will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, our statements regarding our belief that the addition of FOLOTYN® to our product portfolio will enable us to gain valuable synergies and create additional shareholder value, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: the failure of Allos or AMAG stockholders to approve the proposed transaction; the challenges and costs of closing the proposed transaction, integrating the two companies, restructuring the combined company; the possibility that the expected synergies will not be realized, or will not be realized within the expected time period; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of Allos and AMAG generally, including those set forth in the filings of Allos and AMAG with the Securities and Exchange Commission, especially in the “Risk Factors” section of Allos’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 10, 2011, the “Risk Factors” section of AMAG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 9, 2011, and in Allos’ and AMAG’s other periodic reports and filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

(1) IMS Health DDD Data (in grams) through the period ending July 1, 2011.

AMAG Pharmaceuticals, Inc. Contacts

Amy Sullivan, 617-498-3303

Carol Miceli, 617-498-3361